Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

ME - Q3 2006 Mariner Energy, Inc. Earnings Conference Call

Event Date/Time: Nov. 10. 2006 / 10:00AM ET

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CORPORATE PARTICIPANTS
Jaime Brito
Mariner Energy — Director, IR
Scott Josey
Mariner Energy — Chairman, CEO & President
John Karnes
Mariner Energy — Sr. Vice President & CFO
CONFERENCE CALL PARTICIPANTS
Brian Singer
Goldmann Sachs — Analyst
Scott Hanold
RBC — Analyst
Brian Kusma
JPMorgan — Analyst
Rehan Rashid
FBR — Analyst
Gary Stromberg
Lehman Brothers — Analyst
Alex Heidbreder
Millennium — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2006 Mariner Energy, Inc. earnings conference call. My name is Annie, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Jaime Brito, Director of Investor Relations. Please proceed, sir.

Jaime Brito - Mariner Energy — Director, IR
Good morning and welcome to Mariner Energy’s third quarter 2006 earnings release conference call. Today’s call is being webcast, and a replay will be available on our website for seven days.
Joining me today are Scott Josey, our President, CEO and Chairman, and John Karnes, our CFO. The press release announcing the third-quarter results is available on our website. In today’s call, Scott will provide opening remarks. John will discuss our overall operating performance and financial position. We will welcome questions after we complete our prepared remarks.
Before turning the call over to Scott, I would like to remind our audience that today’s presentation by management contains forward-looking statements within the meaning of the Securities & Exchange Act of 1934. These forward-looking statements represent the Company’s present expectations or beliefs about our future events. All statements other than statements of historical fact that address activities that Mariner assumes, plans, expects, believes, estimates or anticipates and other similar expressions will, should and may occur in the future are forward-looking statements.
Our forward-looking statements are generally accompanied by words such as may, will, estimate, project, predict, believe, expect, anticipate, potential, plan, goal and other words that convey the uncertainty of future events or outcomes. The Company cautions that all forward-looking

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statements that may be mentioned in this conference call are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events. Mariner cautions that its future natural gas and liquid production revenues and expenses and other forward-looking statements are subject to all the risks and uncertainties normally incident to explorations or in development and production and sell of oil and gas. These risks include but are not limited to price volatility, inflation, the lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory change, the uncertainty inherent in estimating future oil and gas production on reserves and other risk factors that are included in the Company’s filings with the Securities and Exchange Commission.
Information disclosed in this conference call does not constitute an offer to sell the solicitation of an offer to buy any shares of Mariner’s common stock. The guidance estimates referred to in this call contain assumptions that we believe are reasonable. These estimates are based on information that is available as of today. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available. There can be no assurance that any of the guidance estimates can and will be achieved.
With that, I will now turn the call over to Scott Josey, our Chairman, President and CEO.

Scott Josey - Mariner Energy — Chairman, CEO & President
Thanks. Good morning and welcome to our Mariner’s third-quarter conference call. With me is John Karnes, our new Chief Financial Officer, and on the call today we will discuss the third-quarter results, as well as provide a current update.
In our Gulf of Mexico drilling program, we were successful on six of six exploration wells in the third quarter. Through the third quarter, we have had 17 successes on 22 attempts. Since September 30, we have had two dry holes — one at West Cam 135, which is operated by Nexen, and a second at Galveston 285, which we operated and which we had a noncommercial gas accumulation. Our year-to-date success rate is 71%. We are currently drilling two wells in the Gulf. The first is at West Cam 130 #4, which is the second well on our successful West Cam 130 discovery. This is a deep shelf well. Dominion is the operator, and we have a 15% working interest.
A second well at West Cam 110 #12 Sidetrack #1, which is the first well to be drilled on the West Cam 110 block that we acquired from BP. This is a conventional shelf well, which we operate and have a 100% working interest. We anticipate spudding four additional wells this year, giving us a total of 30 wells for the year, and we hope to have results for four of these six wells by year-end.
As you are aware, we recently announced the discovery of our High Island 116 #5 well with an internally estimated proved plus probable reserve range of 40 to 60 Bcf equivalents. We have 100% working interest in this well and Ryder Scott has recently confirmed our estimate, assigning 41 Bcf on a gross basis to the proved category and 57 Bcf of combined, proved and probable reserves. This well was turned to production on November 2 at a rate of approximately 5 million cubic feet equivalents per day. The initial rate is not very high because we are beginning production from the lowest zone in the well, which is fairly small, and the zone has gas over water. Once it depletes, we will move up hole to more prolific reservoirs, and we are considering an acceleration well on this property.
We continue to evaluate the shelf assets for further development, exploitation and exploration opportunities. As a result, we have two operations in motion at the West Cam 110 property we acquired from BP. We have begun the process of adding 1,600 horsepower of compression to the platform, which we believe will increase the production there by approximately 12 million cubic feet equivalents per day. And as previously stated, we have also commenced drilling on one of the five plus untested fault blocks. Both operations should be completed around year-end.
We have completed field studies at South Pass 24, High Island 467, Vermillion 380, SMI 149 and Eugene Island 342. We expect to commence operations at these fields next year.
Production had commenced in October for the North Black Widow field and is currently producing approximately 4,400 barrels of oil per day. We have also had good results at the recent MMS Western Gulf of Mexico lease sale, acquiring six of six leases, all of which have been awarded. We have acquired a total of 15 leases at federal lease sale this year, and I am pleased with the prospect generation effort of our exploration staff. As you are aware, the MMS has canceled the March 2007 Central lease sale, and it appears that the first sale under the new five-year leasing program will occur in August 2007, pending completion and approval of the new environmental impact study. If not completed by August, there may be a joint Western and Central lease sale in September of 2007. We will keep you posted on this matter.
Regarding hurricane repairs, we have all but approximately 12 million a day of hurricane-affected production back online, and we expect most of the remainder to be online by year-end. As you are aware, our Pluto and Ochre properties commenced production in late September. Pluto is currently making approximately 50 million cubic feet equivalents per day, and Ochre is producing approximately 11 million cubic feet

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Final Transcript
equivalents per day. Our employees have done a great job of re-establishing production from the affected properties on schedule, and I feel that we are very close to being out of the hurricane repair business.
Production from our Gulf of Mexico assets at the end of the third quarter was approximately 254 million cubic feet equivalents per day. In West Texas we have five rigs running, drilling primarily infield Spraberry wells. We are drilling our 145th well on this year’s program, and we continue to have 100% success rate in West Texas. Our West Texas assets were producing approximately 26 million cubic feet equivalent per day at the end of the third quarter. We ended the third quarter at a production rate of approximately 280 million cubic feet equivalents a day for the total company, and we are currently producing at a rate of approximately 282 million cubic feet equivalents per day.
I will now turn the call over to John Karnes.

John Karnes - Mariner Energy — Sr. Vice President & CFO
Thanks, Scott. Last night we reported third-quarter earnings of $36.4 million or $0.43 per fully diluted share. This is $0.05 better than our First Call estimate of $0.38 per fully diluted share. Included in earnings was an after-tax gain of $1.6 million, equating to $0.02 per fully diluted share relating to ineffectiveness of the Company’s hedging program under FAS 133. EBITDA for the quarter was $150.1 million or $1.75 per fully diluted share. For clarity we are defining and reconciling EBITDA in last night’s earnings release.
Touching on highlights from the earnings release, Mariner produced 22.7 Bcf equivalent during the third quarter, averaging 247 million cubic feet equivalent per day for the period. Gas was 73% of production. Oil and liquids was 27%. This is obviously a step change increase over the 66 million cubic feet equivalent average daily production during the same period last year, due mainly to the closing of the Forest offshore acquisition. Compared to last year, production was up around 1.5 billion cubic feet equivalent or approximately 12 million cubic feet equivalent per day due both to continued recovery of hurricane shut-ins, as well as the additional production coming from Pluto and Ochre. The lion’s share of our third-quarter production, 68%, came from our conventional Gulf of Mexico assets with our deepwater and West Texas assets contributing 22% and 10%, respectively. Notwithstanding the steep dip in natural gas prices at the end of the quarter, our unhedged natural gas price for the period averaged $6.92 an Mcf.
Hedge affected, our average hedge natural gas price received was $7.60 for the period. Our oil hedges went the other way on us during the quarter, lowering our average unhedged oil price from $63.54 by $0.86 per barrel. On a natural gas equivalent basis, our unhedged price for the quarter was $7.90, and our realized price, factoring in all the effects of our hedging program on an Mcfe basis, was up $0.46 to $8.36 per Mcf equivalent. This compares to an unhedged $7.78 per Mcfe for last quarter, $7.83 hedge affected.
Our lease operating expense, in which we include work-over expense, ran $28.7 million or $1.27 per Mcf equivalent produced for the quarter. This is $0.21 per Mcfe above our typical run-rate in the second quarter due to work-overs offshore, as well as additional insurance premiums during the quarter as we transitioned the entire Company’s insurance programs to OIL.
In this regard, let me point out there is a typographical error in the press release. It is in the caption of our unit cost table on page three where we identify unit costs as being stated in million cubic feet equivalent, and that should be obviously Mcfe. I apologize for that error, but please take note of that.
Third-quarter G&A was $7.6 million, $0.33 per Mcf equivalent, including $0.05 of non-cash stock compensation expense. This is fairly flat to the last quarter. Sustained higher price realizations, cost containment measures and increased production during the quarter resulted in EBITDA of $150.1 million, up $15.4 million over last quarter. On a unit basis, our EBITDA margins improved $0.29 an Mcfe over last quarter to $6.62. Capital expenditures were $240.1 million for the quarter, including $70.9 million for our acquisition of BP’s interest in West Cam 110 and $13 million of hurricane-related P&A expense, which we believe ultimately we may recover insurance for.
$76.7 million of our operating CapEx was allocated to our Gulf of Mexico assets during the quarter with the remainder — excuse me, to our shelf assets for the third quarter and the remainder was allocated between our deepwater assets and our West Texas assets, 39% and 11%, respectively. Almost 80% of our operating CapEx during the third quarter was invested in development projects.
CapEx for the quarter included several unbudgeted projects that occurred in the quarter. These included $16.3 million of Pluto, $6 million at Green Pepper, $6 million at Capricorn and roughly $6 million spread over a number of smaller projects which were handed over to us during the quarter from Forest at the exploration of our transition services agreement.

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Looking at it another way, excluding acquisitions, hurricane P&A and these contingency items totaling about $34 million, you can see we are managing our core operating CapEx well within our cash flows of about $150 million.
As far as insurance repairs, to date we have performed $72.8 million of hurricane-related repairs, and we estimate this number will top $85 million by the time we have returned all shut-in production online. This is about $50 million higher than our original estimate due to a combination of factors, including escalating service costs and the extensive nature of the damage, which made accurate estimates very difficult at the time. We believe we are adequately insured to cover this damage and that at the end of the day our unreimbursed loss should, we believe, be limited to our $15 million insurance deductibles. While we did not think coverage will be an issue, our insurers have advised us that the claims process may drag out a bit due to the active hurricane season and the large volume of storm-related claims in the insurance system, and that we may receive only partial settlement during 2007 with the remainder extending beyond 2007.
We will obviously focus on the claims settlement process in order to attempt to minimize tying up our working capital for any extended period of time as it relates to insurance proceeds. At quarter-end, Mariner had $314 million drawn under its revolving credit facility. At September 30, our borrowing base under our revolver was $362.5 million, and we have since increased that base to $450 million. The Company’s debt level was up from second quarter, notwithstanding that we are tailoring our capital program to our cash flows due again to the $70.9 million West Cam acquisition, hurricane-related P&A and the additional capital projects I alluded to earlier, as well as an increase in joint interest receivables handed off from Forest at the end of our transition services agreement.
Barring additional acquisitions or hurricanes, we expect to be back on track to de-levering our balance sheet here in the fourth quarter, and we anticipate generating substantial free cash flow to pay down debt.
Lastly, I would note that we are providing updated guidance for the year in our earnings release. In this regard, we are narrowing our prior production range to 79 to 80 billion cubic feet equivalent for the year, 73.5% of which we expect to be gas.
With that, I will turn the call back over to you, Scott.

Scott Josey - Mariner Energy — Chairman, CEO & President
Thanks, John. Before we open the call to questions, I wanted to mention one other item. Regarding our stock price, I believe we have made good progress in getting our story out as a result to a fairly extensive marketing schedule over the past several months as we appear to have made significant improvement relative to our peers. With the addition of Calyon, we now have six firms providing research coverage on the Company, which we appreciate, and to date all have either buy or outperform ratings on the Company. We have been advised that several other firms are considering providing coverage.
Also, as we have announced, we are hosting our analyst and investor conference in New York on Monday. Jaime Brito, our Director of IR, has worked very hard on this event, and I believe it will be successful.
With that, I will now turn the call over to the moderator for questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Brian Singer, Goldman Sachs.

Brian Singer - Goldmann Sachs — Analyst
Can you talk about the Cottonwood prospects, your expectations for the rates and timing — I think that 1Q ‘07 is the timing — and any further exploration opportunities surrounding that block?

Scott Josey - Mariner Energy — Chairman, CEO & President

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Sure. That is a prospect that we have always felt was in the kind of probably in the 40 to 60 maybe plus range. We have drilled two wells out there now. The second well was a development well with an exploration tail to it. Petrobras operates this property. We have about a 20% interest in it. It is under evaluation. There is a chance that we will have production on sometime towards the latter part of this year or the early part of next year. Again, this is in our Petrobras operating domain. And then there are some discussions about possibly drilling additional wells in the area.

Brian Singer - Goldmann Sachs — Analyst
Is that something you would be in favor of doing?

Scott Josey - Mariner Energy — Chairman, CEO & President
Yes, I think so. So far it is everything we have done out there has been a success, and we tend to support what Petrobras is doing. So I think whatever they propose that they would go along with. You know again we have about a 20% interest in this property, and we got into this property through our rig contract. So it has been — we think it has been a nice piece of business for us.

Brian Singer - Goldmann Sachs — Analyst
Great. Can you talk about rig rates in the deepwater and in the shelf, your expectations for industry activity next year and how that would affect your pace of activity next year?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, as you know, Brian, we have seen some decline in some of the rig rates on the shallow shelf market. I think the bigger jackups — I think we’re seeing some decline, let me just say it that way, and how long that will last, I really don’t know. We hear all the time about rigs potentially moving out of the Gulf of Mexico to foreign countries, and we will just have to see how that materializes. You know, the deepwater we still have a couple of very favorable deep water contracts and believe that we will be able to execute our program over the next year or two.
One other comment I would make as it relates to the shelf market is that one of the benefits of the Forest transaction is that a lot of those platforms are older and, therefore, beefier type of platforms, and they are able to sustain platform rigs, and that market is not as tight as some of the other rig markets. So I think we are in pretty good shape in terms of being able to execute our programs both on the shelf, the deep shelf and the deepwater, and hopefully we will see some relief on the cost of these rigs in 2007.

Operator
Scott Hanold, RBC.

Scott Hanold - RBC — Analyst
On the High Island 116, you noted that it is producing right now at 5 million a day. Can you sort of give us the feel for when you think that will deplete and you move back up, and what kind of rates do you anticipate some of those other zones producing at?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, you know, this first zone, as you know, Scott, you typically start at the bottom of the well and work your way up. And it just so happens that the first zone, this zone has I think 13, 14, 15 pay zones in it, several of which are pretty sizable. And so we are starting at the bottom of the well. We will move our way up, and so we think it is prudent to start this first zone at around 5 or so million per day. I think it will probably deplete here over the next several months, and then we will move up hole. So the other zones, you know the bigger zones, are probably in the 20, 30 million a day type of rates once we get there.

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Final Transcript

Scott Hanold - RBC — Analyst
Okay. Thank you. Just another question on the rigs. Could you sort of walk-through right now the rigs you have in our contract and the terms of those contracts in the Gulf of Mexico that is?

Scott Josey - Mariner Energy — Chairman, CEO & President
I am sorry, Scott. Could you repeat the question?

Scott Hanold - RBC — Analyst
Yes, I’m sorry. Could you walk-through the Gulf of Mexico rigs you have under contract and what the terms of those contracts are right now?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, we have the two deepwater rigs. We covered all that pretty extensively in our presentations, and I know that you have seen all that. First is the Diamond Ocean America, which runs through March of ‘08, and we also have the Noble Lorris Bouzigard that runs through a similar timeframe. The Diamond Ocean America is around 235 a day through March ‘08, and the Bouzigard is I believe around 175,000 a day, and both of those rigs go for significantly more in the current market. And we have rights to extend those contracts at the market terms once they mature.
Then we also have the Pride Missouri, which is the matted cantilever jack-up that is priced adjusted quarterly based on market conditions, and we entered into that contract in order to make sure that we could execute on the development of the Forest assets. So those are the three rigs that we have under longer term contracts, and then we have also the Joe Alford under I believe it is about a six-month contract, and it is a submersible rig.

Operator
[Brian Kusma], JPMorgan.

Brian Kusma - JPMorgan — Analyst
Could you guys give us anymore details about your discoveries at Zloty and Green Pepper?

Scott Josey - Mariner Energy — Chairman, CEO & President
Okay. Zloty is a — we probably have a couple of prospects on that block. You know, all-in that is kind of in the probably 40 to 50, 60 Bcf type of prospect or project, let me say it that way, in two prospects. The first project, the first well came in about as expected, and then we will drill a second well out there sometime later on in 2007 most likely.
At High Island 46 this is a sidetrack of our successful well. We had some mechanical problems there, and so we had to sidetrack this deep shelf well in order to retain those reserves, as well as add some additional reserves. I believe all-in that is in the kind of proved and probable range. It is in the 15 to 20 Bcf of 2P reserves at that property with the proved being kind of on the smaller side.

Brian Kusma - JPMorgan — Analyst
Okay. And then looking out towards 2007, have you guys identified what type of deepwater exploration work you guys want to do? Can you maybe qualify that?

Scott Josey - Mariner Energy — Chairman, CEO & President

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Final Transcript
By the way, Brian, I just want to reiterate those reserved numbers I threw out on (multiple speakers) both of those projects are gross numbers.
You know, as far as our deepwater program, we will talk a lot about that on Monday, as well as our shelf and deep shelf program. So next year I think what we see is probably something similar to what we did this year between the shelf, the deep shelf and the deepwater, and hopefully you will be able to make it on Monday, and we can go through that in more detail.

Brian Kusma - JPMorgan — Analyst
Okay. And then finally, maybe this one is for John, but could you tell me what you guys think is going to happen in terms of LOE costs going forward then? They were a little high during the third quarter. Do you see that coming back down to historical levels?

John Karnes - Mariner Energy — Sr. Vice President & CFO
Yes, the third quarter was definitely an aberration. We had a big work-over offshore, and we had an overlap in insurance policies. As I mentioned, we were transitioning from Mariner’s traditional historical commercial insurance carrier structure into OIL. And for almost the entirety of the third quarter, we had overlapping insurance programs. We decided given everything else going on with the insurance claims, not to just cut off our insurance carriers at the beginning of Q3. And so as a result, we were actually paying double premiums in the amount of a little over $2 million for the quarter, and we just thought that made sense in hindsight. So I think if you back out the workovers, which come and go and are very hard to predict and LOE and we think that the run-rate is more in line or our ongoing run-rate should be more in line with what you have seen in the past and what we saw in the first quarter of $1.00, $1.05 in that range.

Operator
Rehan Rashid, FBR.

Rehan Rashid - FBR — Analyst
Any updates on Nansen/Lasalle and Bass Lite?

Scott Josey - Mariner Energy — Chairman, CEO & President
Yes, I guess going with Bass Lite first, you know as you have seen in the announcement, we have ordered the umbilical — we awarded that contract to Oceaneering. So that is in progress. We would expect to spud the second well probably in late December to January timeframe. The Diamond Ocean America is scheduled to drill that well, and we are making some modifications for it to be able to work in 6,000 feet of water. We would anticipate first production on that property probably in the first half of ‘08. I wish I could be more specific, but as you know, these deepwater projects are subject to variations in online dates. But the plan is to take that property back to Williams Devil’s Tower platform. And so, as of this day, I would tell you that we feel like everything is on schedule.
As far as the Nansen project, I think it is similar. We would see possibly late ‘07, but more likely in the first half of ‘08 there. So again, both projects from what we can tell are on schedule.

Rehan Rashid - FBR — Analyst
So Nansen/Laselle is late ‘07, early ‘08 in terms of production?

Scott Josey - Mariner Energy — Chairman, CEO & President
Yes, but I would say for both I would feel better about a first half of ‘08, but there is a possibility that we could see a late ‘07.

Rehan Rashid - FBR — Analyst

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Okay. And on Bass Lite and Nansen, you have quite a bit of unbooked reserves. When do you think that is going to come to your book? You need to see production I presume from both to book some incremental 2P and 3P stuff?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, at Bass Lite when we drill the second well, you could see some increase in the proved reserved bookings at that point in time. And then the rest would have to occur through performance, which we would not see that until we have had production online. At Nansen I think it is primarily going to be a performance-based outcome, so once the wells are flowing, then, as we traditionally see, we will begin to see the conversions occur after that.

Rehan Rashid - FBR — Analyst
Got you. And on High Island 116, what will kind of determine whether you drill that acceleration well or not?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, I think what we would want to do is to be able to watch it for a little while and just make sure that it is performing to our expectations. One thing that we did do is we put in oversized tubulars into this well so that we could produce it at a bit of a higher rate if we want to. And so that will also affect whether or not we drill an acceleration well or not. We will just watch it for a little bit and make sure it is performing like we think and then go from there. But you can tell we are obviously very pleased with the discovery. It exceeded our expectations, and we believe it is a nice first property out of the box for our development team.

Rehan Rashid - FBR — Analyst
Got you. Two or three more quick questions. On West Cam 110, you have got five identified locations. Are these all unbooked, and then what did you say, when is the next one going to get drilled?

Scott Josey - Mariner Energy — Chairman, CEO & President
Yes, these are all unbooked, untested fault blocks that are anywhere probably on the low side of 5 or so Bcf up to probably 20 plus Bcf. So there could be a lot of drilling out there, and this is per fault block on a gross basis. So we could have a lot of drilling out there over the next several years. You know, we have commenced the drilling of the first well. I think by year-end we could possibly spud a second well out there. So this will be an area that we will be focusing on pretty heavily in 2007.

Rehan Rashid - FBR — Analyst
On the modeling front, exit rate for production, if I am just simply doing the math that you (indiscernible) 280 a day at the end of the third quarter, plus the 5 million that came online from High Island 116 early November, that is supposed to come online. And then 12 million a day more from shut-in wells, so year-end exit rates should be 295, 297?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, you have to, of course, keep in mind just the ongoing decline that we have to deal with. I think we said sometime back that we thought our exit rate for the year would be in the 275 to 300 million a day range, and I believe that we will be in that range hopefully towards the upper part of that range, particularly when we consider that — when we get the compression installed that West Cam 110, we should see at 10 to 15 million a day bump there. So hopefully we can be towards the upper end of that range.

Rehan Rashid - FBR — Analyst

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Final Transcript
And the compression should be installed before year-end?

Scott Josey - Mariner Energy — Chairman, CEO & President
That is our — the sequence of events there was as soon as we close the transaction. In the meantime, while we were closing the transaction, our development teams were doing the analysis and prepared the AFE for the compressor installation. As soon as we close the transaction, we signed the compressor installation AFE and began moving on that immediately. That is about a 90 to 120 day process to get the compressor ordered and installed, and we believe it will come on right there sometime in December, probably towards the latter part of the month. It could push over into early January, but we are working on that as hard as we can.

Rehan Rashid - FBR — Analyst
Got you. What were the deferred taxes for the quarter? Any guidance going forward in terms of percent and anymore plans for hedging some of next year’s production?

Scott Josey - Mariner Energy — Chairman, CEO & President
Let me speak to the hedging, and then I will let John address the deferred tax question. On the hedging, as you know, our goal every year is to — our plan — what we do is, as new production comes on, then we look at hedging that out typically two to three years using our collars. Our target is to be about 50% hedged in the current year. That is about where we are currently. The hedges that we have put in place in I believe was late August have unfortunately or fortunately, depending upon how you look at it, are significantly in the money, and we watch the market all the time. We have had some decent price movements, and so I think that we will consider additional hedges depending upon what commodity prices do. So it will be something that we will continue to hedge the way we have hedged historically.

Rehan Rashid - FBR — Analyst
Okay. And deferred taxes for the quarter?

John Karnes - Mariner Energy — Sr. Vice President & CFO
Taxes for the quarter were $19.8 million. Almost exactly 60% of that will be deferred. So that is how we are planning on looking at the remainder of the year. Effective tax rate of about 35%, about 60% deferred.

Rehan Rashid - FBR — Analyst
Okay. 60% deferred. Okay. Thank you very much.

Operator
(OPERATOR INSTRUCTIONS). Gary Stromberg, Lehman Brothers.

Gary Stromberg - Lehman Brothers — Analyst
Two questions both on the debt side. First, you talk about generating substantial free cash flow and essentially using that to repay debt. What type or what level of 2007 CapEx is that based on, and what are some of your targets for debt repayment?

Scott Josey - Mariner Energy — Chairman, CEO & President

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Final Transcript
Well, we have not finalized our budget for 2007. We anticipate doing that here fairly soon and announcing our guidance for 2007 in early February. But I would anticipate our capital spending program for 2007 to be in the vicinity of what it was for 2006. So probably in the vicinity of $500 million, not counting hurricane repairs and acquisitions.
So we feel that we have gotten — we have most of the hurricane repairs done. We have got good opportunities in the Company. The production rate is meeting our expectations, and so we believe next year barring significant hurricane seasons we should have a solid production year with a fair amount of excess cash flow, depending upon, of course, what commodity prices do.

Gary Stromberg - Lehman Brothers — Analyst
Okay. And the second question, you are running with a bit more bank debt, and Moody’s with their new rating system led to a downgrade, as you know, of your unsecured bonds into CCC territory I think largely because of the size of the facility and the borrowings on that facility. Any thoughts to terming out that bank debt to affect a ratings upgrade on those bonds?

Scott Josey - Mariner Energy — Chairman, CEO & President
As far as Moody’s was concerned, we were actually somewhat surprised by that because we had just gone through a ratings process with them in March I believe it was. So they came out with this rating a few months later. You know, nothing material has changed at the Company, and the reserve base continues to expand. Our success rates are very good. We continue to further diversify the Company through our activities on the shelf, as well as in West Texas.
So the company is very, very solid, and we have just had to deal with the effects of the hurricanes, which has been more substantial than what I believe any of us initially anticipated. So with losing roughly 80 million a day equivalents of production net to the Company over the course of almost a year and hurricane repairs being higher than anticipated, it has affected our working capital, and it has caused our debt to be a little higher than where we would like for it to be.
Having said all that, though, we believe we are in this mode of where we’re starting to generate more cash than what we are spending and believe that will continue through 2007, and we will begin to see this debt begin to diminish.

Gary Stromberg - Lehman Brothers — Analyst
It seemed to me that Moody’s and the move was a little bit less based on the total debt of the Company and more just on just how much debt was at the secured level. And so just thinking out loud, if you can somehow reduce that debt, maybe move it into an unsecured portion of the balance sheet, maybe you can see that notching removed.

Scott Josey - Mariner Energy — Chairman, CEO & President
And we have — we recognize that and we will — we have looked at it and thought about it, so we will see where we go. We are not opposed to that type of an approach to our debt. But I feel very comfortable with where the Company is, though.

Operator
Alex Heidbreder, Millennium.

Alex Heidbreder - Millennium — Analyst
Two questions, please. First, can you clarify on the production guidance that includes or excludes the 11 Mcf per day that you acquired that you are increasing interest in West Cameron?

Scott Josey - Mariner Energy — Chairman, CEO & President

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Final Transcript
Well, the well that we acquired from the time that we acquired it through year-end will produce approximately about 1.5 Bcf. So the total guidance that we are giving includes that well. Even without the well, we would have been in the range that we had originally indicated to the market, granted maybe on the lower end of the range. That being primarily due to the delays in getting our Pluto and Ochre properties back online, which are now online and doing very well.

Alex Heidbreder - Millennium — Analyst
Okay. And then I guess the second question is, in light of I guess the previous questioners highlighting some of the debt stuff, there is an awful lot of additional assets for sale both on the shelf and deepwater right now. What is your i guess kind of structure for looking at that, not necessarily specific intentions, but what is your criteria, and what is your outlook in general?

Scott Josey - Mariner Energy — Chairman, CEO & President
Well, we are always in the market to make opportunistic acquisitions. The two main areas that we are reviewing is the Gulf and then, of course, in West Texas, which are our core areas. So we are typically aware of most of these property sales, and we have a team of people that are able to go evaluate them and we do, and depending upon whether or not we are interested, we will go from there in terms of whether we are going to make an offer or pursue them more heavily. But we are interested in furthering our position in the Gulf, as well as West Texas.

Alex Heidbreder - Millennium — Analyst
Are there any other situations kind of like Amberjack where the sale helped speed up getting production online? Are there any other properties that are kind of — or that are being held up either like a sales pending or something like that where the transaction will actually kind of get things moving?

Scott Josey - Mariner Energy — Chairman, CEO & President
Not that I am aware of. You know, the Amberjack transaction was part of the BP process. Stone acquired that, and as a result, I believe accelerated the process of getting Amberjack back on, and our Ochre well ties into Amberjack. So it sped up the process of getting that done.
But I cannot think of anything else. Most of our remaining 12 million per day that is shut in, as I have said on earlier calls, there is not really a lot of mystery to it anymore. It is just a matter of executing and getting it done. So we will have most of that back online we believe by year-end.

Operator
At this time, there are no further questions.

Jaime Brito - Mariner Energy — Director, IR
Okay. Thank you very much. If anybody has any follow-up calls, please call the Investor Relations line listed on the press release. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.

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Final Transcript

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